Exhibit 99.1

First National Bancshares, Inc. Reports an Increase of Net Income of 125% for Second Quarter 2005

          SPARTANBURG, S.C., July 14 /PRNewswire-FirstCall/ -- First National Bancshares, Inc. (OTC Bulletin Board: FNSC), the bank holding company for Spartanburg-based First National Bank of the South, today reported an increase of 125% in net income for the second quarter ended June 30, 2005.

          Net income for the quarter ended June 30, 2005, increased to $710,039 or $.32 per diluted share compared to $315,341 or $.15 per diluted share for the same period last year.

          Net income for the six months ended June 30, 2005, was $1,191,984 or $.53 per diluted share compared to net income of $630,373 or $.29 per diluted share in the same period last year, an increase of 89.1% in net income and 82.8% in earnings per diluted share.

          Total assets ended the quarter at $295.0 million, an increase of 41.7% over total assets of $208.2 million a year ago.   Total loans increased 38.6% to $224.9 million as of June 30, 2005, as compared to $162.3 million as of June 30, 2004.  Deposits ended the second quarter of 2005 at $242.5 million compared to $175.7 million as of June 30, 2004, or an increase of 38.0%.

          Jerry L. Calvert, President and CEO, said, “Our results in 2005 have exceeded our expectations to date.  We believe our loan quality continues to be excellent even as our loan portfolio has experienced record growth in all markets.  Net interest income has been positively influenced by recent increases in the prime rate.  Our commitment to growing our loan portfolio has resulted in loans making up more of our earning assets, which has also positively affected our net income.”

          Mr. Calvert continued, “We are preparing to open our fourth full-service office, which will be our first in the Charleston market, as we expand our loan production office in Mount Pleasant that opened in October 2004.  We have received all regulatory approvals and plan to open the new Mount Pleasant branch later this year.  We are excited about the prospects for our future growth.”

          First National’s stock price closed at $30.00 per share on July 13, 2005.

          First National Bancshares, Inc. is a bank holding company based in Spartanburg, South Carolina. Its stock is quoted on the OTC Bulletin Board under the symbol FNSC.  It was incorporated in 1999 to conduct general banking business through its wholly-owned subsidiary, First National Bank of the South.

          First National Bank of the South provides a wide range of financial services to consumer and commercial customers through two divisions.  The banking division operates three full-service offices in Spartanburg County under the name First National Bank of Spartanburg and a loan production office in Mount Pleasant.  The small business lending division operates under the name First National Business Capital.  The division is based in Greenville and provides small business lending services to customers primarily in the Carolinas and Georgia.  First National also offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville.   Additional information about First National is available on its web site at http://www.firstnational-online.com.

          Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

          Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

	For the Quarter Ended June 30,
			Increase/ (Decrease)
Income Statement Data	2005	2004

(unaudited)
Net interest income	$2,287,558	$1,434,233	59.5%
Provision for loan losses	161,034	232,156	(30.7)%
Noninterest income	455,390	367,748	23.8%
Noninterest expense	1,494,838	1,125,999	32.8%
Income tax expense	377,037	128,485	193.4%
Net income	$710,039	$315,341	125.2%
Net interest margin	3.58%	3.06%	16.99%
Return on average assets	1.06%	0.60%	76.7%
Return on average equity	19.28%	10.29%	87.4%
Efficiency ratio	54.50%	62.49%	(12.8)%
Charge-offs as a % of average loans	.02%	0.03%	(33.3)%
Earnings per diluted share	$0.32	$0.15	113.3%
Weighted average shares outstanding
Basic	1,803,504	1,802,846	<1%
Diluted	2,271,970	2,015,593	12.72%

	For the Six Months Ended June 30,
			Increase/ (Decrease)
Income Statement Data	2005	2004

(unaudited)
Net interest income	$4,330,277	$2,854,775	51.7%
Provision for loan losses	432,020	400,317	7.9%
Noninterest income	812,885	738,024	10.1%
Noninterest expense	2,905,107	2,285,471	27.1%
Income tax expense	614,052	276,638	122.0%
Net income	$1,191,984	$630,373	89.1%
Net interest margin	3.54%	3.13%	13.10%
Return on average assets	.93%	0.66%	40.9%
Return on average equity	16.4%	9.95%	64.8%
Efficiency ratio	56.48%	63.61%	(11.21)%
Charge-offs as a % of average loans	0.01%	0.01%	0%
Earnings per diluted share	$.53	$.29	82.8%
Weighted average shares outstanding
Basic	1,803,175	1,802,846	<1%
Diluted	2,271,398	2,168,849	4.7%

	As of June 30,
			Increase/ (Decrease)
Selected Balance Sheet Data	2005	2004

(unaudited)
Assets	$294,980,002	$208,214,596	41.7%
Loans, net of unearned income	224,895,644	162,284,631	38.6%
Allowance for loan losses	2,641,402	2,020,444	27.5%
Deposits	242,490,442	175,697,255	38.0%
Shareholders’ equity	15,059,246	12,174,847	23.6%
Book value per share	$8.35	$6.75	23.7%

SOURCE  First National Bancshares, Inc.
          -0-                                        07/14/2005
           /CONTACT:  Jerry L. Calvert of First National Bancshares, Inc.,
+1-864-594-5690, or cell, +1-864-590-8858/
          /Web site:  http://www.firstnational-online.com/